UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2025
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin,	Texas	78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Effective January 22, 2025, Lantana Place, L.L.C., a Texas limited liability company (the Company) and a wholly-owned subsidiary of Stratus Properties Inc. (Stratus), as borrower, and Broadway National Bank, as lender, entered into a commercial loan agreement, promissory note, limited guaranty and other related loan documents (collectively, the Loan Documents) to refinance the construction loan for the retail property at Lantana Place, a 99,377-square-foot retail property within Stratus’ mixed-use development project located south of Barton Creek in Austin (the Lantana Retail Project). The Loan Documents provide for a first priority commercial mortgage loan in the aggregate principal amount of $29.8 million (the Loan).

The Loan has a maturity date of February 1, 2029, with an option to extend the maturity for an additional 12 months, subject to satisfying specified conditions, including the applicable debt service coverage ratio. The Loan bears interest at 6.83 percent until February 1, 2025 and thereafter at the one-month Term Secured Overnight Financing Rate (SOFR) plus 2.35 percent, with a floor of 0.00 percent. Payments of interest only on the Loan are due monthly through January 31 2026. Thereafter, principal and interest payments are due monthly based on a 30-year amortization with the remaining unpaid principal and interest due at maturity. The Company may prepay all or any portion of the Loan without premium or penalty. Amounts repaid under the Loan may not be reborrowed.

The Loan is secured by first priority liens on the Lantana Retail Project. Stratus has provided a guaranty limited to certain non-recourse carve-out obligations. The Loan Documents contain affirmative and negative covenants customary for loan agreements of this nature. The Loan Documents contain a financial covenant that the Lantana Retail Project maintain a debt service coverage ratio of at least 1.30 to 1.00 measured by reference to a trailing 12-month period for each fiscal year. The Loan Documents prohibit distributions from the Company to Stratus in an event of default.

Approximately $25.7 million of the proceeds of the Loan were used to repay, in full, all outstanding indebtedness under the Existing Lantana Construction Loan Agreement (as defined in Item 1.02 of this Current Report on Form 8-K). Of the remaining approximately $4.1 million of proceeds of the Loan, approximately $350 thousand were used for the payment of transaction costs, approximately $750 thousand were used to pay 2024 property taxes and approximately $3.0 million were distributed to Stratus.

The foregoing description of the Loan and the Loan Documents is not intended to be complete and is qualified in its entirety by reference to the full text of the commercial loan agreement, promissory note and limited guaranty, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

On January 23, 2025, in connection with entering into the Loan Documents as described in Item 1.01 above, the Company satisfied in full its obligations under the existing Construction Loan Agreement, as amended, by and between the Company, as borrower, and Southside Bank, as lender, effective April 28, 2017 (as amended, the Existing Lantana Construction Loan Agreement), and such agreement was terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

Stratus issued a press release dated January 27, 2025, titled “Stratus Properties Inc. Completes Refinancing of Lantana Place - Retail.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
10.1	Commercial Loan Agreement by and among Lantana Place, L.L.C., as borrower, Broadway National Bank, as lender, and Stratus Properties Inc., as guarantor, effective January 22, 2025.
10.2	Promissory Note by and between Lantana Place, L.L.C. and Broadway National Bank dated January 22, 2025.
10.3	Limited Guaranty by Stratus Properties Inc. for the benefit of Broadway National Bank, as lender, dated January 22, 2025 with respect to the Commercial Loan Agreement by and among Lantana Place, L.L.C., as borrower, Broadway National Bank, as lender, and Stratus Properties Inc., as guarantor, effective January 22, 2025.
99.1	Press Release dated January 27, 2025, titled “Stratus Properties Inc. Completes Refinancing of Lantana Place - Retail.”
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By:	/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and Chief Financial Officer (authorized signatory and Principal Financial Officer and Principal Accounting Officer)

Date: January 27, 2025